Exhibit 99.1

STORE Capital Announces Third Quarter 2022 Operating Results

SCOTTSDALE, Ariz., November 3, 2022 – STORE Capital Corporation (NYSE: STOR, “STORE Capital” or the “Company”), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the third quarter ended September 30, 2022.

Highlights

For the quarter ended September 30, 2022:

◾	Total revenues of $230.6 million
◾	Net income of $68.6 million, or $0.24 per basic and diluted share, including an aggregate net loss of $2.7 million on dispositions of real estate
◾	AFFO of $168.0 million, or $0.59 per basic and diluted share
◾	Declared a regular quarterly cash dividend per common share of $0.41
◾	Invested $284.8 million in 50 properties at a weighted average initial cap rate of 7.6%

For the nine months ended September 30, 2022:

◾	Total revenues of $676.4 million
◾	Net income of $246.1 million, or $0.88 per basic and diluted share, including an aggregate net gain of $17.0 million on dispositions of real estate
◾	AFFO of $489.5 million, or $1.75 per basic and diluted share
◾	Declared regular cash dividends per common share aggregating $1.18
◾	Invested $1.2 billion in 223 properties at a weighted average initial cap rate of 7.3%
◾	Closed on an aggregate $600 million of five-year ($400 million) and seven-year ($200 million) unsecured bank term debt at a weighted average interest rate of 3.68%
◾	Raised $249.6 million in net proceeds from the sale of approximately 8.6 million common shares under the Company’s at-the-market equity program

Pending Merger Transaction

On September 15, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby affiliates of GIC, a global institutional investor, and funds managed or advised by Oak Street Real Estate Capital, a division of Blue Owl Capital, Inc., will acquire all outstanding shares of the Company’s common stock through a merger transaction (the “Merger”). Subject to the terms and conditions set forth in the Merger Agreement, each share of the Company’s common stock will be cancelled and converted into the right to receive an amount in cash equal to $32.25, without interest. The Merger is expected to close in the first quarter of 2023, subject to the satisfaction or waiver of certain closing conditions, including approval of the Merger by the affirmative vote of the holders of at least a majority of the outstanding shares of the Company’s common stock entitled to vote on the Merger and clearance by the Committee on Foreign Investment in the United States of the Merger and the transactions contemplated by the Merger Agreement. The Company can provide no assurances regarding whether the transaction will close when expected or at all.

STORE Capital Corporation

Financial Results

Total Revenues

Total revenues were $230.6 million for the third quarter of 2022, an increase of 15.8% from $199.1 million for the third quarter of 2021.

Total revenues for the first nine months of 2022 were $676.4 million, an increase of 18.0% from $573.4 million for the first nine months of 2021. The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $10.3 billion in gross investment amount representing 2,788 property locations and 538 customers at September 30, 2021 to $11.6 billion in gross investment amount representing 3,035 property locations and 579 customers at September 30, 2022.

Net Income

Net income was $68.6 million, or $0.24 per basic and diluted share, for the third quarter of 2022, as compared to $75.9 million, or $0.28 per basic and diluted share, for the third quarter of 2021. Net income for the third quarter of 2022 included an aggregate net loss on dispositions of real estate of $2.7 million, as compared to an aggregate net gain on dispositions of real estate of $10.7 million for the same period in 2021.

Net income includes such items as gain or loss on dispositions of real estate and provisions for impairment, which can vary from quarter to quarter and impact net income and period-to-period comparisons. Net income for the three and nine months ended September 30, 2022 also includes the impact of $8.0 million of Merger-related expenses.

Net income for the nine months ended September 30, 2022 was $246.1 million, or $0.88 per basic and diluted share, as compared to $193.3 million, or $0.72 per basic and diluted share, for the nine months ended September 30, 2021. Net income for the first nine months of 2022 included an aggregate net gain on dispositions of real estate of $17.0 million, as compared to an aggregate net gain on dispositions of real estate of $32.3 million for the same period in 2021. Net income for the first nine months of 2021 reflects the impact of $10.1 million of noncash stock-based compensation expense related to the modification of certain performance-based awards granted in prior years.

Adjusted Funds from Operations (AFFO)

AFFO increased to $168.0 million, or $0.59 per basic and diluted share, for the third quarter of 2022, as compared to AFFO of $140.3 million, or $0.52 per basic and diluted share, for the third quarter of 2021. AFFO for the nine months ended September 30, 2022 was $489.5 million, or $1.75 per basic and diluted share, an increase from $401.2 million, or $1.49 per basic and diluted share, for the nine months ended September 30, 2021.

AFFO for the three- and nine-month periods in 2022 rose primarily as a result of net additional rental revenues and interest income generated by growth in the Company’s real estate investment portfolio.

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.41 for the third quarter ended September 30, 2022. This dividend, totaling $115.9 million, was paid on October 17, 2022 to stockholders of record on September 30, 2022.

STORE Capital Corporation

Real Estate Portfolio Highlights

Investment Activity

The Company originated $284.8 million of gross investments representing 50 property locations during the third quarter of 2022. These origination activities resulted in the creation of 8 new customer relationships. The investments had a weighted average initial cap rate of 7.6%. Total investment activity for the first nine months of 2022 was $1.2 billion representing 223 property locations with a weighted average initial cap rate of 7.3%. The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. STORE Capital’s leases customarily have lease escalations, most of which are tied to the consumer price index and subject to a cap. For acquisitions made during the three and nine months ended September 30, 2022, the weighted average stated lease escalation cap was 1.9%.

Disposition Activity

During the nine months ended September 30, 2022, the Company sold 51 properties and recognized an aggregate net gain on the disposition of real estate of $17.0 million; 27 of these 51 properties were sold in the third quarter for an aggregate net loss of $2.7 million. For the nine months ended September 30, 2022, net proceeds from the disposition of real estate aggregated $177.5 million as compared to an aggregate original investment amount of $191.7 million. The Company also collected $4.2 million in lease termination fees in connection with property sales during the nine months ended September 30, 2022.

Portfolio

At September 30, 2022, STORE Capital’s real estate portfolio totaled $11.6 billion. Approximately 94% of the portfolio represents commercial real estate properties subject to long-term leases, 6% represents mortgage loans and financing receivables on commercial real estate properties and a nominal amount represents loans receivable secured by the tenants’ other assets. The weighted average non-cancelable remaining term of the leases at September 30, 2022 was approximately 13.2 years, excluding renewal options, with leases representing approximately 4.1% of the portfolio scheduled to expire in the next five years (prior to 2027).

STORE Capital Corporation

The Company’s portfolio of real estate investments is highly diversified across customers, brand names or business concepts, industries and geography. The following table presents a summary of the portfolio.

Portfolio At A Glance - As of September 30, 2022
Customers	579
Investment property locations	3,035
States	49
Industries in which customers operate	125
Investment portfolio subject to Master Leases(1)	94%
Average investment amount/replacement cost (new)(2)	79%
Weighted average annual lease escalation(3)	1.8%
Weighted average remaining lease contract term	~13.2 years
Occupancy(4)	99.5%
Locations subject to unit-level financial reporting	99%
Weighted average 4‑Wall coverage ratio(5)	4.7x
Weighted average unit fixed charge coverage ratio (5)	3.6x

(1)	Percentage, based on base rent and interest, of investment portfolio in multiple properties with a single customer subject to master leases. Approximately 86% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.
(2)	Represents the ratio of purchase price to replacement cost (new) at acquisition.
(3)	Represents the weighted average annual escalation rate of the entire portfolio as if all escalations occurred annually. For escalations based on a formula including CPI, assumes the stated fixed percentage in the contract or assumes 1.5% if no fixed percentage is in the contract. For contracts with no escalations remaining in the current lease term, assumes the escalation in the extension term. Calculation excludes contracts representing less than 0.1% of base rent and interest where there are no further escalations remaining in the current lease term and there are no extension options.
(4)	The Company defines occupancy as a property being subject to a lease or loan contract. As of September 30, 2022, 16 of the Company’s properties were vacant and not subject to a contract.
(5)	The 4-Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense. STORE Capital also calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness (if applicable). The median 4-Wall coverage and unit FCCR ratios were 3.1x and 2.5x, respectively.

Capital Transactions

The Company established a $900 million “at the market” equity distribution program, or ATM Program, in November 2020 and terminated its previous program. During the third quarter of 2022, there was no ATM activity. For the nine months ended September 30, 2022, the Company sold an aggregate of approximately 8.6 million common shares at a weighted average share price of $29.38 and raised approximately $249.6 million in net proceeds after the payment of sales agents’ commissions and offering expenses.

In April 2022, the Company entered into a term loan agreement under which the Company borrowed an aggregate $600 million of floating-rate, unsecured term loans through several banks who also participate in the Company’s revolving credit facility. The new term loans consist of a $400 million 5-year loan and a $200 million 7-year loan. In connection with the new floating-rate term loans, the Company also entered into interest rate swap agreements that effectively convert the floating rates to a weighted average fixed rate of 3.68%. The Company used proceeds from the transaction to pay down outstanding balances on its unsecured revolving credit facility and to prepay, without penalty, $134.5 million of STORE Master Funding Series 2014-1, Class A-2 notes, which were scheduled to mature in 2024 and bore an interest rate of 5.0%.

STORE Capital Corporation

Conference Call and Webcast

In light of the previously announced pending Merger, the Company will not host a conference call with analysts and investors to discuss its third quarter 2022 results.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non-GAAP measures. Management believes these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on a statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain revenues and expenses that have no impact on the Company’s long-term operating performance, such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes certain other costs not related to its ongoing operations, such as the amortization of lease-related intangibles and executive severance and transition costs.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains (or losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional revenues and expenses such as, as applicable, straight-line rents, including construction period rent deferrals, and the amortization of deferred financing costs, stock-based compensation, lease-related intangibles and executive severance and transition costs as such items have no impact on long-term operating performance. As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability. Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income. STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

STORE Capital Corporation

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 3,000 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company has filed with the Securities and Exchange Commission (“SEC”) a preliminary proxy statement on Schedule 14A on October 24, 2022. Promptly after filing a definitive proxy statement with the SEC, the Company intends to mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement and any other documents filed by the Company with the SEC (when available) may be obtained free of charge at the SEC’s website at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://ir.storecapital.com or by contacting the Company’s Investor Relations by email at info@storecapital.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond the control of the Company, that may cause actual results and future events to differ significantly from those expressed in any forward-looking statement, which risks and uncertainties include, but are not limited to: the ability to complete the proposed transaction on the proposed terms or on the anticipated timeline, or at all, including risks related to securing the necessary stockholder approval and satisfaction of other closing conditions to consummate the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger agreement relating to the proposed transaction; risks that the proposed transaction disrupts the Company’s current plans and operations or diverts the attention of management from ongoing business operations; the risk of unanticipated difficulties or expenditures relating to the proposed transaction, including potential difficulties with the Company’s ability to retain employees and maintain relationships with customers and other third parties; risks related to the outcome of any

STORE Capital Corporation

stockholder litigation in connection with the proposed transaction; and other effects relating to any further announcements regarding the proposed transaction on the market price of the Company’s common stock.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance or events. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022, as updated by the Company’s subsequent periodic reports filed with the SEC.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Megan McGrath, 310-622-8248

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021

	(unaudited)		(unaudited)
Revenues:
Rental revenues	$216,852	$184,083	$628,907	$533,575
Interest income on loans and financing receivables	13,409	12,973	41,378	37,196
Other income	295	2,069	6,159	2,661
Total revenues	230,556	199,125	676,444	573,432

Expenses:
Interest	48,519	43,367	138,426	126,904
Property costs	4,360	4,267	10,915	14,098
General and administrative	13,427	17,456	46,381	58,551
Merger-related	8,014	—	8,014	—
Depreciation and amortization	78,985	67,123	227,641	195,725
Provisions for impairment	6,750	3,400	12,962	17,350
Total expenses	160,055	135,613	444,339	412,628
Other income:
(Loss) gain on dispositions of real estate	(2,719)	10,721	17,013	32,271
Income (loss) from non-real estate, equity method investments	985	1,872	(2,347)	804
Income before income taxes	68,767	76,105	246,771	193,879
Income tax expense	182	169	659	552
Net income	$68,585	$75,936	$246,112	$193,327

Net income per share of common stock - basic and diluted:	$0.24	$0.28	$0.88	$0.72

Weighted average common shares outstanding:
Basic	282,238,151	271,273,253	279,386,773	269,329,141
Diluted	282,238,151	271,273,253	279,386,773	269,329,141

Dividends declared per common share	$0.41	$0.385	$1.18	$1.105

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2022	December 31, 2021
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$3,375,710	$3,133,402
Buildings and improvements	7,479,704	6,802,918
Intangible lease assets	61,968	54,971
Total real estate investments	10,917,382	9,991,291
Less accumulated depreciation and amortization	(1,360,599)	(1,159,292)
	9,556,783	8,831,999
Real estate investments held for sale, net	—	25,154
Operating ground lease assets	32,239	33,318
Loans and financing receivables, net	721,209	697,269
Net investments	10,310,231	9,587,740
Cash and cash equivalents	46,979	64,269
Other assets, net	148,771	121,073
Total assets	$10,505,981	$9,773,082

Liabilities and stockholders’ equity
Liabilities:
Credit facility	$223,000	$130,000
Unsecured notes and term loans payable, net	2,381,962	1,782,813
Non-recourse debt obligations of consolidated special purpose entities, net	2,243,167	2,425,708
Dividends payable	115,901	105,415
Operating lease liabilities	37,764	37,637
Accrued expenses, deferred revenue and other liabilities	159,776	147,380
Total liabilities	5,161,570	4,628,953

Stockholders’ equity:
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 282,686,330 and 273,806,225 shares issued and outstanding, respectively	2,827	2,738
Capital in excess of par value	6,000,122	5,745,692
Distributions in excess of retained earnings	(690,260)	(602,137)
Accumulated other comprehensive income (loss)	31,722	(2,164)
Total stockholders’ equity	5,344,411	5,144,129
Total liabilities and stockholders’ equity	$10,505,981	$9,773,082

STORE Capital Corporation

STORE Capital Corporation

Reconciliations of Non-GAAP Financial Measures

(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021

	(unaudited)		(unaudited)

Net income	$68,585	$75,936	$246,112	$193,327
Depreciation and amortization of real estate assets	78,913	67,061	227,426	195,542
Provision for impairment of real estate	6,750	3,400	13,250	15,350
Loss (gain) on dispositions of real estate	2,719	(10,721)	(17,013)	(32,271)
Funds from Operations (1)	156,967	135,676	469,775	371,948

Adjustments:
Straight-line rental revenue:
Fixed rent escalations accrued	(2,308)	(2,277)	(5,919)	(6,256)
Construction period rent deferrals	772	980	3,209	2,717
Amortization of:
Equity-based compensation (2)	2,772	6,467	9,249	24,161
Deferred financing costs and other (3)	2,173	2,698	7,357	7,396
Lease-related intangibles and costs	678	626	2,156	2,413
(Reduction in) provision for loan losses	—	—	(288)	2,000
Lease termination fees	—	(1,785)	(4,174)	(1,785)
Capitalized interest	(105)	(191)	(2,191)	(609)
Merger-related expenses (4)	8,014	—	8,014	—
(Income) loss from non-real estate, equity method investments	(985)	(1,872)	2,347	(804)
Adjusted Funds from Operations (1)	$167,978	$140,322	$489,535	$401,181

Dividends declared to common stockholders	$115,902	$104,801	$332,381	$299,812

Net income per share of common stock: (5)
Basic and Diluted	$0.24	$0.28	$0.88	$0.72
FFO per share of common stock: (5)
Basic and Diluted	$0.56	$0.50	$1.68	$1.38
AFFO per share of common stock: (5)
Basic and Diluted	$0.59	$0.52	$1.75	$1.49

(1)	FFO and AFFO for the three months ended September 30, 2022 and 2021, include approximately $1.0 million and $0.8 million, respectively, and, for the nine months ended September 30, 2022 and 2021, include approximately $2.0 million and $5.8 million, respectively, of net revenue that is subject to the short-term deferral arrangements entered into in response to the COVID-19 pandemic, we account for these deferral arrangements as rental revenue and a corresponding increase in receivables. FFO and AFFO for the three months ended September 30, 2022 and 2021, exclude approximately $4.6 million and $8.0 million, respectively, and, for the nine months ended September 30, 2022 and 2021, exclude approximately $11.8 million and $19.2 million, respectively, collected under these short-term deferral arrangements.
(2)	For the nine months ended September 30, 2021, stock-based compensation expense included $10.1 million related to the modification of certain performance-based awards granted in 2018 and 2019.
(3)	For the nine months ended September 30, 2022, $0.8 million of accelerated amortization of deferred financing costs related to the prepayment of debt. For the three and nine months ended September 30, 2022, includes $0.6 million and $1.1 million, respectively, of accelerated amortization of deferred financing costs related to the prepayment of debt.
(4)	Represents transaction costs incurred as a result of the pending Merger.
(5)	Under the two-class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.